EXHIBIT 10.3

Prefix First Name Last Name

Company Name

Address1

Address2

City, State, ZIP

July 23, 2002

Dear          :

E-centives has made the business decision to cease delivery of its Commerce Network Platform in order to focus on the continued success of our Interactive Database Marketing Business.  As such, we continue to develop and deliver new and innovative platforms that enable our clients to build, manage and optimize profitable consumer relationships in unprecedented ways.

As we are closing the business operations associated with the Commerce Network Platform, we are no longer able to provide such services to [COMPANY NAME]  In accordance with the agreement signed between [Company Name] and E-centives, Inc. we thus hereby inform you of our intent to terminate the contract agreement effective August 30, 2002.

Access to our FTP site will be closed and we will discontinue receipt and launch of data files.  So please inform your technical department that delivery of data files must cease effective August 30th.  Your accounts payable department is obligated to ensure that all invoices are paid per the contract terms.  All financial obligations will continue until settlement of invoices is complete.

If you have questions about the wind-down process, please contact:

In California:	Suzanne Lacey	In Maryland:	Lynn Mount
	(650)620-2495		(240)333-6127

It has been a pleasure working with you.  We wish you good luck in your future endeavours and look forward to working with you again soon.

Sincerely,

Kamran Amjadi

President and CEO